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                                                                 EXHIBIT (a)(39)


[GEAC LOGO]                                                   [COMSHARE(R) LOGO]

                                                                    NEWS RELEASE
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             GEAC COMPLETES TENDER OFFER FOR COMSHARE, INCORPORATED

       TRANSACTION BROADENS GEAC'S BUSINESS PERFORMANCE MANAGEMENT SUITE,
          DEMONSTRATES FURTHER COMMITMENT TO CORPORATE GROWTH STRATEGY

MARKHAM, ONTARIO AND ANN ARBOR, MICHIGAN-- August 1, 2003 -- Geac Computer Corporation Limited (TSX: GAC), a global enterprise software company for Business Performance Management, and Comshare, Incorporated (Nasdaq: CSRE), a leading provider of software that helps companies implement and execute strategy, announced earlier today that Geac had acquired approximately 84% of Comshare's outstanding shares, pursuant to a tender offer by Geac which expired at midnight on July 31, 2003. As previously announced, Geac will provide a subsequent offering period, expiring at 5:00 p.m. EDT on August 11, 2003, to enable any Comshare shareholders who have not already done so to tender their shares. Geac will acquire the balance of the shares not tendered through a cash merger of its wholly owned subsidiary Conductor Acquisition Corp. with and into Comshare.

The acquisition of Comshare further enhances Geac's Business Performance Management offerings with the addition of Comshare's MPC(TM) suite of planning, budgeting, forecasting, financial consolidation, and management reporting and analysis solutions. The addition of Comshare demonstrates that Geac is executing on its Business Performance Management strategy to offer a portfolio of high-value solutions that optimize organizations' critical financial and operations functions, and that help customers address regulatory and compliance imperatives related to the Sarbanes-Oxley Act of 2002 and other similar legislation. "Bringing Comshare into the Geac family is a win for Geac's and Comshare's customers, shareholders and employees," said Charles S. Jones, president of Geac. "This transaction not only responds to our customers' stated need for powerful financial planning tools, it also stands to build shareholder value by positioning Geac in another high-growth segment of the software industry. We selected Comshare for its strength in the corporate performance management market, its modern technology and its outstanding customer satisfaction. We expect Geac to provide a platform for assisting Comshare to grow while providing customers with more technology and product alternatives."

In a Research Alert published on June 23, 2003, AMR Research stated, "Comshare is a fine fit for Geac... Comshare's existing product portfolio of financial planning, budgeting, forecasting, and consolidation software will help Geac position this broad range of [Business Performance Management] products with its existing customers, supplementing its System21, SmartStream, and E- and M-Series product lines."

Concurrent with Geac's acceptance of the tendered shares, James M. Travers has been appointed President and Chief Executive Officer of Comshare, Inc. Travers remains Senior Vice President of Geac Computer Corporation Limited, and President of Geac Americas. To ensure seamless continuity of the business, Brian Jarzynski, senior vice president, CFO and treasurer; Dave King, senior vice president and CTO; Brian Hartlen, senior vice president, marketing; Kenneth Kane, senior vice president, field operations; and

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Patrick D. Berryman, vice president and general counsel of Comshare will remain in their positions. Dennis Ganster resigned as President and Chief Executive Officer of Comshare, Inc. to pursue other interests.

Mr. Jones said, "Comshare's management team, led by Dennis Ganster, has done an excellent job of building an innovative product line and a loyal customer base. I thank Dennis for his hard work, and his support of this transaction."

As contemplated by the merger agreement, six designees of Geac have been appointed as directors of Comshare. The Geac designees, who will constitute a majority of the Board of Directors of Comshare, are Anna C. Forgione, Steven Horniak, Ruth Klein, Derek J. Murphy, Lou J. Pagotto and James M. Riley. Comshare directors Richard Crandall, Kathryn A. Jehle and John H. MacKinnon, along with Mr. Ganster, have resigned from the Board of Directors of Comshare. Comshare directors Geoffrey Bloom, Alan G. Merten, John F. Rockart and Anthony
G. Stafford will continue in office pending completion of the merger, and will constitute the committee of independent directors of Comshare contemplated by the merger agreement.

ABOUT GEAC

Geac (TSX: GAC - News) is a global enterprise software company for Business Performance Management, providing customers worldwide with the core financial and operational solutions and services to improve their business performance in real time. Further information is available at http://www.geac.com or through e-mail at info@geac.com.

ABOUT COMSHARE

Comshare, Incorporated (NASDAQ:CSRE) is a leading provider of software that helps companies implement and execute strategy. Comshare's corporate performance management application encompasses planning, budgeting, forecasting, financial consolidation, management reporting and analysis. For more information on Comshare, please call 1-800-922-7979, send email to info@comshare.com or visit Comshare's website at www.comshare.com.

SAFE HARBOR STATEMENT

This press release may contain forward-looking statements based on current expectations. Important factors that could cause a material difference between these forward-looking statements and actual events include those set forth under the heading "Risks and Uncertainties" in Geac's Management Discussion and Analysis for the fiscal year ended April 30, 2003 contained in its Report of Foreign Issuer on Form 6-K, filed with the United States Securities and Exchange Commission on July 2, 2003, copies of which are available through the website maintained by the SEC at www.sec.gov, and in Geac's Management Discussion and Analysis for the fiscal year ended April 30, 2003 filed with the Canadian Securities Administrators on June 25, 2003 and available through the website maintained by the Canadian Depository for Securities Limited at www.sedar.com.


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FOR FURTHER INFORMATION

INVESTOR CONTACT:

Melody Firth
Geac
(905) 940-3709
melody.firth@geac.com

MEDIA CONTACTS:

David Domeshek
Geac
(508) 871-5064
david.domeshek@geac.com

Charles Spofford
Miller Consulting
(617) 262.1800
charles@millergrp.com